Tax-Free Instruments Trust

Item 77 C - Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Tax-Free Instruments Trust (the "Trust") was held on August 23, 2000. The following items, which are required under this Item 77 C, were approved at the meeting.

1. Election of Trustees:

Names		    For 	    Against  Abstentions and     Withheld Authority
                             Broker Non-Votes    To Vote

Thomas G. Bigley    1,109,941,069				 72,359,867

Nicholas P. 	    1,108,734,463				 73,566,473
Constantakis

John F. Cunningham  1,108,986,454				 73,314,482

J. Christopher      1,109,020,397		                 73,280,539
Donahue

Charles F.          1,110,251,457	                         72,049,479
Mansfield Jr.

John E. Murray Jr.  1,110,074,316				 72,226,620

John S. Walsh	    1,109,540,402			   	 72,760,534


2. To approve an amendment and a restatement of the Trust's Declaration of Trust to permit the Board of Trustees to liquidate assets of the Trust without seeking shareholder approval.

For	      Against        Abstentions and	Withheld Authority
			     Broker Non-Votes	To Vote

876,041,401   217,624,906    88,634,630


3. To approve a proposed agreement and plan of reorganization between the Trust and Money Market Obligations Trust, on behalf of its series, Tax-Free Instruments Trust (the "New Fund"), whereby the New Fund would acquire all of the assets of the Trust in exchange for shares of the New Fund to be distributed pro rata by the Trust to its shareholders.

For	         Against       Abstentions and Broker	Withheld Authority
			       Non-Votes			To Vote

1,042,828,157	 47,066,896    92,405,884